Exhibit 22






                    SUBSIDIARIES OF THE REGISTRANT



     Except as indicated otherwise, the subsidiaries listed below are 100% owned by the registrant as of March 30, 1994.



                                                 COUNTRY OR STATE
      NAME OF SUBSIDIARY                         OF INCORPORATION


   Everest & Jennings, Inc.                         California

   Smith & Davis Manufacturing Company              Missouri

   Everest & Jennings Canadian Ltd.                 Canada

   Everest & Jennings de Mexico, S.A. de C.V. (1)   Mexico



   (1)  80% owned by the registrant



     Subsidiaries omitted from this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.